Exhibit 10.5
SYSCO CORPORATION
2007 STOCK INCENTIVE PLAN
STOCK OPTION AGREEMENT
Under the terms and conditions of the Sysco Corporation 2007 Stock Incentive Plan (the “Plan”), a copy of which is incorporated into this Agreement by reference, Sysco Corporation (the “Company” or “Sysco”) grants to Robert C. Kreidler (the “Employee”) the option to purchase 75,000 shares of the Company’s Common Stock, $1.00 par value, at the price of $24.38 per share, subject to adjustment as provided in the Plan (the “Option”).
This Option shall be for a term of seven years commencing on the grant date set forth below and ending on October 5, 2016 and shall be subject to the Terms and Conditions of Stock Option attached hereto and incorporated in this Agreement by reference.
When exercised, all or a portion of this Option may be an incentive stock option, governed by Section 422 of the Internal Revenue Code of 1986, as amended.
By accepting this Option, you accept and agree to be bound by all of the terms and conditions of the Plan and Terms and Conditions of Stock Option, and you acknowledge receipt of the Plan and the Plan Prospectus dated November 9, 2007, which contains important information, including a discussion of federal tax consequences, and Sysco’s 2009 Annual Report to Shareholders. In the event of any conflict between the terms of this Option and the Plan, the Plan will control.
Employee, in accepting this Option, hereby recognizes that the Company would not be providing the valuable benefits conferred by the Plan but for Employee’s willingness to provide each of the covenants herein, and acknowledges that Employee is engaging in an arms-length transaction of parties with equal bargaining power, as Employee may refuse to accept this Option and the attendant covenants contained herein without any impact whatsoever on Employee’s continued employment.
In addition, as consideration for the issuance of this Option, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Employee agrees to be bound by the following:
     1. Definitions
     (a) For the purposes of this Agreement, the following definitions shall apply:
          (i) “Trade Secrets” shall mean information not generally known about the Company Business which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality and from which the Company derives economic value from the fact that the information is not generally known to other persons who can obtain economic value from its disclosure or use. Trade Secrets include, but are not limited to, technical or non-technical data, compilations, programs and methods, techniques, processes, financial data, lists of actual customers and potential customers, customer route books or lists containing the names, addresses, buying habits and business locations of past, present and prospective customers, sales reports, price lists, product formulae, methods and procedures relating to services.
          (ii) “Confidential Information” means other business information of the Company not generally known to the public and which the Company desires and makes reasonable efforts to keep confidential, including, without limitation, the following, to the extent not a Trade Secret, information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, and business affiliates (such as contact name, service provided, pricing for that customer, amount of services used, credit and financial data, and/or other information relating to the Company’s relationship with that customer); pricing strategies and price curves; positions; plans and strategies for expansion or acquisitions; budgets; customer, supplier and broker lists; research; financial and sales data; trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques and strategies; prospective customers’ and suppliers’ names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information.
          (iii) “Company” shall mean Sysco or, if applicable, the operating subsidiary of the Company for which Participant works as of the date of this Option.
          (iv) “Company Business” shall mean, (a) with respect to employees who are employed by a Sysco subsidiary or operating division, the distribution and/or sale of the products listed on the website for the applicable company as of the date of this Plan to commercial businesses; and (b) with respect to corporate employees (including those employed directly by Sysco, Sysco Resources, Inc., or Sysco Personnel, Inc.), the distribution and/or sale of food or related nonfood products (including, without limitation, paper products, such as disposable napkins, plates and cups, tableware, such as china and silverware, restaurant and kitchen equipment and supplies, medical and surgical supplies, cleaning supplies, and personal care guest amenities, housekeeping supplies, room accessories and hotel and motel textiles) as listed on Sysco’s website as of the date of this Plan to restaurants, healthcare and educational facilities, lodging establishments or other similar commercial customers of such products.
          (v) “Competing Business” shall mean any person, concern or entity which is engaged in or conducts a business that is substantially the same as the applicable definition of Company Business (as defined in Section 1.(a)(iv)(a) for employees of a Sysco subsidiary or operating division and as defined in Section 1.(a)(iv)(b) for corporate employees), but only that segment of the business that competes with the Company Business.

          (vi) “Territory” shall mean, (a) with respect to employees who are employed by a Sysco subsidiary or operating division, any county where the applicable operating company that employed Employee sold product to a commercial customer as of the date of this Plan, as amended, provided that Employee also worked in or had responsibility over such county or counties at any time during the last twenty-four (24) months of Employee’s employment; and (b) with respect to corporate employees (including those employed directly by Sysco, Sysco Resources, Inc., or Sysco Personnel, Inc.), a 100-mile radius surrounding each location where any Sysco operating company has an office as of the date of this Plan. The parties hereto agree that the Company serves customers throughout the Territory and Employee’s scope of responsibilities extends throughout the Territory.
     2. Trade Secrets and Confidential Information
     Employee acknowledges that Trade Secrets and Confidential Information are the foundation of the Company’s business and that such Trade Secrets and Confidential Information change and evolve on a continual basis. By virtue of Employee’s position, he or she will continue to have access to such Trade Secrets and Confidential Information up to the time of the separation of Employee’s employment with the Company.
     Employee accordingly covenants and agrees that he or she will not at any time, other than in the performance of his or her duties for the Company, both during and after his or her employment by the Company, communicate or disclose to any person or entity, or use for his or her benefit or for the benefit of any other person or entity, directly or indirectly, any of the Company’s Trade Secrets and/or Confidential Information. For the purposes of this Agreement, the prohibition against the disclosure of Confidential Information only shall end three (3) years after the separation, for any reason, of Employee’s employment with the Company. The disclosure of Trade Secrets by the Employee is prohibited for the life of the Employee, or until the Trade Secret information becomes publicly available through no fault of the Employee.
     3. Agreement Not To Solicit Customers
     Employee acknowledges that he or she provides unique services to the Company which both parties acknowledge has resulted in and expect will continue to result in the creation of goodwill for the Company among its customers. Employee’s duties may include participating in developing relationships with particular customers on the Company’s behalf. Because the Company has agreed to expose Employee to various customers and/or disclose various Trade Secrets and Confidential Information to Employee, in order to protect the Company’s goodwill in its customers, as well as its Trade Secrets and Confidential Information, Employee covenants and agrees that during his or her employment by the Company and for a period of two (2) years following the separation of such employment for any reason, he or she will not, without the prior written consent of the Company, either directly or indirectly, on his or her own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate to a Competing Business, any actual or prospective customer of the Company with whom Employee had contact during his or her employment with the Company.

     4. Agreement Not To Compete
     Employee recognizes that developing customers and suppliers on behalf of the Company takes substantial time, money and personal contact. Employee further acknowledges that Trade Secrets, Confidential Information and the Company’s relationships with its customers and suppliers are the foundation of the Company’s business. Accordingly, in order to protect the Company’s customer and supplier relationships and the Company’s Trade Secrets and Confidential Information, Employee covenants and agrees that during his or her employment by the Company, Employee will not, in any way whatsoever, compete with the business of Sysco or any of its operating companies in any capacity in any geographic location. Moreover, during a period of two (2) years after the separation of such employment for any reason, Employee will not, without prior written consent of the Company, directly or indirectly, within the Territory, on behalf of any Competing Business, provide any services which are the same or substantially similar to Employee’s duties during the last two (2) years of his or her employment with the Company.
     5. Agreement Not To Solicit Employees
     During his or her employment by the Company and for a period of two (2) years following the separation of such employment for any reason, Employee will not either directly or indirectly, solicit, divert or recruit any employee of the Company to leave such employment to work for a Competing Business.
     6. Agreement Not To Disparage
     During his or her employment by the Company and for a period of five (5) years following the separation of such employment for any reason, Employee agrees that he or she will neither say, write nor communicate in any manner to any person or entity anything derogatory or negative about the Company, and its officers, directors, employees, affiliates, and representatives or any products or services of the Company, regardless of whether Employee believes in the truth or falsity of the information.
     7. Company Property
     The physical embodiment of Employee’s work, as well as all writings, records, notes, files, memoranda, reports, price lists, devices, client lists, plans, documents, equipment, apparatus, physical manifestations of programs and like items, and all copies thereof, relating to the Company Business, Confidential Information or Trade Secrets, which shall be prepared by Employee or which shall be disclosed to or which shall come into the possession of Employee, shall be and remain the sole and exclusive property of the Company. Employee covenants and agrees that Employee will promptly deliver to the Company the originals and all copies of any of the foregoing that are in Employee’s possession, custody or control, and any other property belonging to the Company. In addition, Employee covenants and agrees to return all Company property to the Company immediately upon separation of employment without demand.

     8. Remedies
     Employee acknowledges and agrees that by virtue of the duties and responsibilities attendant to his or her employment by the Company and the special knowledge of the Company’s affairs, business, clients and operations that he or she has and will be provided as a consequence of such employment, irreparable loss and damage will be suffered by the Company if Employee should breach or violate any of the covenants and agreements contained in Sections 2 through 7 hereof. Employee further acknowledges and agrees that each of such covenants is reasonably necessary to protect and preserve the Company Business and the assets of the Company. Employee therefore agrees and consents that the Company shall be entitled to temporary, preliminary and other injunctive relief to prevent a breach or contemplated breach by Employee of any of the covenants or agreements contained in Sections 2 through 7 hereof. Employee moreover agrees that any outstanding Options awarded pursuant to this Agreement that have not been exercised shall be forfeited if the Committee finds by a majority vote that Employee has breached any of the covenants set forth in Sections 2, 3, 4, 5, 6 or 7 hereof. These remedies shall be in addition to any other remedies available to the Company under the Plan or at law.
     9. No Employment Agreement
     Employee acknowledges and agrees that nothing contained herein shall be deemed an offer of employment to Employee, a contract of employment or a promise of continued employment by or with the Company.
     10. Severability
     If any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, such provision shall be deemed modified to most closely resemble the original intent of the parties, without invalidating the remainder of this Agreement; and such shall not affect any other provision of this Agreement and each other provision of this Agreement shall be enforced to the full extent permitted by law.
     11. Attorneys’ Fees
     Employee agrees and acknowledges that if the Company successfully enforces any right under this Agreement through legal process of any kind, then the Company shall be entitled to recover from Employee its costs of such enforcement, including its reasonable attorneys’ fees and expenses incurred in enforcing such right.
     12. Arbitration
     Any dispute that in any way relates to the Plan or this Agreement, including, without limitation, any benefit allegedly due under this Plan or that is the subject of a forfeiture decision, shall be submitted to mandatory and binding arbitration before the American Arbitration Association (“AAA”), in accordance with the Employee Benefit Plan Claims Arbitration Rules established by the AAA, at the sole and exclusive jurisdiction of the AAA’s regional office for the State of Delaware. Notwithstanding the foregoing, the Company may seek temporary and/or preliminary injunctive relief against Employee for any actual or threatened violation of the covenants contained in

Sections 2 through 7 hereof in an appropriate state or federal court with jurisdiction over the matter before initiating arbitration. The arbitrator shall be selected by permitting the Company and the Employee to strike one name each from a panel of three names obtained from the AAA from its panel of Employee Benefit Plan Claims Arbitrators. The person whose name is remaining shall be the arbitrator. The arbitrator shall determine the extent of discovery, if any, that is needed to resolve the dispute after hearing the positions of each party regarding the need for discovery. The arbitrator shall be bound to apply the laws of the State of Delaware to resolve any dispute without regard for any conflict of law principles, as Employee acknowledges that the Company is organized under the laws of the State of Delaware. The decision of the arbitrator shall be final and binding on both parties.
     13. Governing Law and Exclusive Jurisdiction
     This Agreement shall be construed, administered and governed in all respects by the laws of the State of Delaware. Subject to Section 12 hereof, the sole and exclusive jurisdiction for any dispute under the Plan and this Agreement shall lie with the AAA’s regional office for the State of Delaware, and the parties hereby waive any jurisdictional or venue-related defense to conducting arbitration at this location.
     14. Survival
     Notwithstanding the expiration or termination of this Agreement by any party for any reason whatsoever, the rights and obligations set forth in Sections 1 through 13 above will remain in full force and effect until they have been fully exercised and discharged.
     Grant Date: October 5, 2009.

SYSCO CORPORATION

William J. DeLaney
Chief Executive Officer

ACCEPTED:

Robert C. Kreidler

Date
(PLEASE RETURN A SIGNED COPY TO MICHAEL C. NICHOLS AND RETAIN A COPY FOR YOUR FILES.)

TERMS AND CONDITIONS OF STOCK OPTION
1.	Please carefully review all of the provisions of the Sysco Corporation 2007 Stock Incentive Plan (the “Plan”). In addition to the conditions set forth in the Plan, the exercise of your option is contingent upon satisfying the terms and conditions set forth in this document.

2.	The shares subject to your Option will vest as follows:
15,000 shares on October 5, 2010;
15,000 shares on October 5, 2011;
15,000 shares on October 5, 2012;
15,000 shares on October 5, 2013;
15,000 shares on October 5, 2014;
3.	This option will expire at the close of business on October 5, 2016.

4.	The vested portion of your option may be exercised at any time after it vests, provided that at the time of the exercise all of the conditions set forth in the Plan and in this document have been met. No portion of your option may be exercised prior to October 5, 2010.

5.	Please note that your option is nontransferable, except as designated by you by will or by the laws of descent and distribution. Your stock option is in all respects limited and conditioned as provided in the Plan, including, but not limited to, the following: Your option will normally terminate on the earlier of (i) the date of the expiration of the option or (ii) the 90th day after severance of your employment relationship with the Company or any Subsidiary, as defined in the Plan, for any reason, for or without cause. Whether an authorized leave of absence, or an absence for military or government service, constitutes severance of your employment relationship with the Company or a Subsidiary will be determined by the Committee administering the Plan at the time of the event. However, if before the expiration of your option, your employment relationship with the Company or a Subsidiary terminates as a result of your retirement in good standing or disability under the established rules of the Company then in effect, your option will remain in effect, vest and be exercisable in accordance with its terms as if you remained an employee of the Company or a Subsidiary, and in the event of your death while employed by the Company or any Subsidiary, your unvested options will vest immediately and may be exercised by the executors or administrators of your estate for up to three years following the date of your death, but in no event later than the original termination date of the option. Notwithstanding the foregoing, no option may be exercised more than seven years from the date of grant, and to the extent not exercised by the applicable deadline, the option will terminate.

6.	By accepting this option, you acknowledge and agree that nothing contained herein shall be deemed an offer of employment to you, or a contract of employment or a promise of continued employment by or with the Company or any Subsidiary.

7.	At the time or times when you wish to exercise your option, you shall be required to follow the procedures established by the Company for the exercise of options, a copy of which has been provided to you with this stock option, and which the Company may revise from time to time, provided that the Company will provide you with a copy of any such revision. Notice of exercise of your option must be accompanied by a payment equal to the applicable option exercise price plus all withholding taxes due, if any, such amount to be paid in cash or by tendering, either by actual delivery of shares or by attestation, shares of common stock that are acceptable to the Committee, such shares to be valued at Fair Market Value, as defined in the Plan, as of the day the shares are tendered, or paid in any combination of cash and shares, as determined by the Committee. To the extent permitted by applicable law and the policies adopted from time to time by the Committee, you may elect to pay the exercise price through the contemporaneous sale by a third party broker of shares of common stock acquired upon exercise yielding net sales proceeds equal to the exercise price and any withholding tax due and the remission of those sale proceeds to the Company.

8.	Your option shall be subject to and governed by the laws of the State of Delaware. The Option Agreement, together with this document and the Plan, contains the entire agreement of you and the Company with respect to your option, and no representation, inducement, promise, or agreement or other similar understanding between you and the Company not embodied herein shall be of any force or effect, and the Company will not be liable or bound in any manner for any warranty, representation, or covenant except as specifically set forth herein or in the Plan.